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                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-14845 of Ameritas Variable Life Insurance Company Separate Account V, of our reports dated February 1, 1996 on the financial statements of Ameritas Variable Life Insurance Company (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in a reserving practice) and Ameritas Variable Life Insurance Company Separate Account V appearing in the Prospectus, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts."

DELOITTE & TOUCHE LLP



/s/ DELOITTE & TOUCHE LLP

Lincoln, Nebraska
January 16, 1997